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                                                                    Exhibit 99.1

For:             VIRTUAL COMMUNITIES INC.
CONTACT:         Amy Wasserman, Director of Communications
                 (212) 931-8600 x 965
                 amyw@vcimail.com

KCSA INVESTOR:   Paul Holm/Mark Schwartz
                 (212) 682-6300, ext. 201/220
                 pholm@kcsa.com/mschwartz@ksca.com
                 www.kcsa.com


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                 Virtual Communities Inc. Announces Financing

NEW YORK, N.Y., December 13, 1999 -- Virtual Communities Inc. (NASDAQ: VCIX) announced today a private placement offering of up to $5 million in restricted common stock and warrants to accredited investors. The first tranche of this private placement is expected to close today under which VCI expects to receive approximately $1 million in gross proceeds.

VCI expects to use the proceeds of this offering to further grow its online communities development business. VCI markets its proprietary Community Management Solution (CMS) to organizations interested in building their own web-based communities.

The restricted equity securities issued in the first tranche of the private placement are expected to be constituted of 400,000 shares of restricted common stock and warrants exercisable for 40,000 shares of common stock. The warrants become exercisable six months from the date of issuance. The private placement investors have agreed to a six month lock up period from the date of issuance of the restricted securities, after which time the Company has provided certain registration rights to permit public trading of the common stock and shares of common stock underlying the warrants.

VCI has not used an underwriter for the private placement, however, a placement agent has been engaged by VCI. Fees and expenses incurred in connection with the private placement are expected to equal approximately 5% of the aggregate proceeds raised. The company expects the balance of the private placement closings after the first tranche to close during the first quarter of 2000, however, there can be no assurance in this regard.

The securities offered under the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, or any other jurisdiction absent registration or an applicable exemption from registration requirements.

Statements in this release which are not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in VCI's and HDG's filings with the Securities and Exchange Commission.

                                     # # #

For Additional Information visit the Virtual Communities Inc. Web Site at www.vicx.com